EXHIBIT 99.1

            Valentis, Inc.

Valentis, Inc.	Investor and Media Inquiries
Joe Markey	Jeannine Medeiros
(650) 697-1900 x369	(650) 740-8589
markey@valentis.com	jmedeiros@aragon-consulting.com

VALENTIS ANNOUNCES FISCAL 2004 FINANCIAL RESULTS

Burlingame, CA, September 15, 2004 - Valentis, Inc. (NASDAQ:VLTS) today announced fiscal 2004 financial results for the fourth quarter and fiscal year ended June 30, 2004.

Valentis reported a net loss applicable to common stockholders for the year ended June 30, 2004 of $6.5 million, or $0.81 per basic and diluted share, on revenue of $7.5 million, compared to a net loss applicable to common stockholders of $43.0 million, or $13.86 per basic and diluted share on revenue of $4.0 million for fiscal 2003.

For the quarter ended June 30, 2004, Valentis recorded a net loss applicable to common stockholders of $3.7 million, or $0.33 per basic and diluted share, on revenue of $40,000, compared to a net loss applicable to common shareholders of $2.1 million, or $0.37 per basic and diluted share, on revenue of $1.3 million, for the quarter ended June 30, 2003.

On June 30, 2004, Valentis had $20.5 million in cash, cash equivalents and short-term investments compared to $11.9 million on March 31, 2004 and $3.3 million on June 30, 2003. The increase of $8.6 million and $17.2 million in cash, cash equivalents and short-term investments balances for the quarter and the year, respectively, reflect a $6.5 million payment from ALZA Corporation/Johnson & Johnson for the settlement of a lawsuit in July 2003, a $10 million financing completed in January 2004 and a $12 million financing completed in June 2004 offset by spending to fund the company’s operations.

Research and development expenses for the fiscal year ended June 30, 2004, remained at the same level on an annual basis as fiscal 2003 at $10.0 million. For the fourth quarter ended June 30, 2004, research and development expenses increased to $2.6 million from $2.2 million in the corresponding period in fiscal 2003. The increases were attributable primarily to increased clinical trial expenses for the Phase II Deltavasc™ study, which was initiated in July 2003, and were partially offset, by decreased expenses resulting from staff reductions in October 2002.

General and administrative expenses for the fiscal year ended June 30, 2004, decreased to $3.9 million from $8.9 million in fiscal 2003. General and administrative expenses for the quarter ended June 30, 2004, decreased to $1.1 million from $1.6 million in the corresponding period in fiscal 2003. The decreases were attributable primarily to decreased expenses for professional services resulting from the settlement of a patent infringement litigation and staff reductions in October 2002.

For the year ended June 30, 2003, we recorded dividend and deemed dividend charges of approximately $5.9 million related to Series A preferred stock and an adjustment of approximately $22.3 million resulting from the reduction in the Series A preferred stock conversion price. These charges and the adjustment were included in the net loss applicable to common stockholders for the fiscal year ended June 30, 2003.

Liquidity

Valentis has received a report from our independent auditors regarding our consolidated financial statements for the fiscal year ended June 30, 2004 that includes an explanatory paragraph stating that the financial statements have been prepared assuming Valentis will continue as a going concern. The explanatory paragraph states the following conditions, which raise substantial doubt about our ability to continue as a going concern: (i) we have incurred losses since inception, including a net loss of

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$6.5 million for the year ended June 30, 2004, and our accumulated deficit was $213.6 million at June 30, 2004 and (ii) we anticipate requiring additional financial resources to enable us to fund our operations at least through June 30, 2005.

Deltavasc™  Phase II Clinical Trial

Deltavasc™ is Valentis’ lead product for the treatment of patients with the intermittent claudication form of peripheral arterial disease and is currently in a Phase II clinical trial. Valentis expects that the results from this Phase II trial will be available at the end of September 2004.

About Valentis

Valentis is creating innovative cardiovascular therapeutics. The company begins its product development at the stage of a validated target and applies its expertise in formulation, manufacturing, clinical development and regulatory affairs to create products that fill unmet medical needs. Valentis has a series of technologies that allow the company to generate novel therapeutics to treat a wide range of diseases. While Valentis is focusing its efforts on the development of novel cardiovascular therapeutics, its technologies are being applied by its collaborators for the development of therapeutics to treat a variety of indications including infectious diseases and cancer.

Additional information about Valentis can be found at www.valentis.com.

Statements in this press release that are not strictly historical are “forward looking” statements as defined in the Private Securities Litigation Reform Act of 1995. The words “believes,” “expects,” “intends,” “anticipates,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Forward-looking statements include our expectation that the results from the Phase II trial will be available at the end of September 2004, that we anticipate requiring additional financial resources and our ability to raise additional financial resources, our expectation to continue as a going concern and future operating results. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that could cause our actual results to differ materially from those projected in the forward-looking statement. Factors that could affect Valentis’ actual results include uncertainties related to clinical trials, the need for additional capital, the early stage of product development and uncertainties related to product development. Further, there can be no assurance that Valentis will be able to develop commercially viable gene based or PEGylated biopharmaceuticals, that any of the company’s programs will be partnered with pharmaceutical partners, that necessary regulatory approvals will be obtained, or that any clinical trial, including Valentis’ Phase II Deltavasc™ trial, will be successful. Actual results may also differ from those projected in forward-looking statements due to risks and uncertainties that exist in Valentis’ operations and business environments. The risks and uncertainties to which Valentis is subject are described more fully in Part I — Item 1. Business — Additional Factors That May Affect Future Results, and elsewhere in the Valentis Annual Report on Form 10-K for the period ended June 30, 2004, as filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Valentis, Inc.

Selected Consolidated Financial Data

(in thousands, except per share amounts)

Statements of Operations

(in thousands, except per share amounts)

	Three months ended June 30,		Year ended June 30,
	2004	2003	2004	2003
	(unaudited)
License and milestone revenue	$—	$1,300	$7,284	$3,958
Other revenue	40	—	194	—
	40	1,300	7,478	3,958
Operating expenses:
Research and development	2,635	2,151	10,054	9,965
General and administrative	1,123	1,603	3,912	8,859
Restructuring charges	—	—	—	832
Total operating expenses	3,758	3,754	13,966	19,656

Loss from operations	(3,718)	(2,454)	(6,488)	(15,698)

Interest income	35	9	90	111
Other income and interest expense, net	14	394	(86)	727
Net loss	$(3,669)	$(2,051)	$(6,484)	$(14,860)

Deemed Dividend	—	—	—	(4,972)
Adjustment resulting from the reduction in the Series A preferred stock conversion price	—	—	—	(22,293)
Dividends on Preferred Stock	—	—	—	(882)
Net loss applicable to common stockholders	$(3,669)	$(2,051)	$(6,484)	$(43,007)

Basic and diluted net loss per share applicable to common shareholders	$(0.33)	$(0.37)	$(0.81)	$(13.86)
Shares used in computing basic and diluted net loss per share	10,998	5,554	8,024	3,103

Condensed Balance Sheets

(in thousands)

	June 30, 2004	June 30, 2003
Assets
Cash, cash equivalents and short-term investments	$20,450	$3,290
Other current assets	856	829
Total current assets	21,306	4,119
Property and equipment, net	79	1,511
Goodwill and other assets	506	448
	$21,891	$6,078
Liabilities and stockholders’ equity
Accounts payable and accruals	$3,901	$3,314
Deferred revenue	100	175
Common stock	231,444	209,659
Accumulated deficit	(213,554)	(207,070)
	$21,891	$6,078

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